Exhibit 99.1

Day One Announces VRK1 License Agreement and Research Collaboration with Sprint Bioscience

Day One receives an exclusive license to develop and commercialize small molecule drug candidates for pediatric and adult cancers with high unmet need

Collaboration augments Day One’s portfolio of targeted therapies in oncology

BRISBANE, Calif., Aug. 15, 2023 – Day One Biopharmaceuticals (Nasdaq: DAWN), a clinical-stage biopharmaceutical company dedicated to developing and commercializing targeted therapies for people of all ages with life-threatening diseases, today announced it has entered into an exclusive, worldwide license agreement and research collaboration with Sprint Bioscience for its VRK1 program.

Vaccinia-related kinase 1 (VRK1) is a novel target involved in the regulation of cell division and DNA damage repair. Over-expression of VRK1 is linked to poor prognosis in a variety of adult and pediatric cancers, and VRK1 has been identified as a synthetic lethal target in tumors where expression of its paralog, VRK2, is lost. Silencing of VRK2 expression via promoter methylation has been noted in the majority of high-grade gliomas and high-risk neuroblastomas, providing a concrete approach for selecting patients with tumors sensitive to VRK1 inhibition.

“This collaboration is an important continuation of measured portfolio development at Day One, which focuses on targeted therapies for children and adults with cancer in need of novel treatment approaches,” said Dr. Samuel Blackman, co-founder and head of research and development, Day One. “We look forward to collaborating with Sprint Bioscience, who has strong discovery and research expertise, and working to advance the VRK1 program through lead optimization and into the clinic.”

Under the terms of the agreement, Day One will make an upfront payment of $3 million to Sprint Bioscience and reimburse Sprint Bioscience for pre-clinical research and development expenses. Sprint Bioscience will be eligible to receive additional milestone payments of up to approximately $313 million plus single-digit royalties pending achievement of certain research, development, regulatory and commercial outcomes.

About Day One Biopharmaceuticals

Day One Biopharmaceuticals is a clinical-stage biopharmaceutical company that believes when it comes to pediatric cancer, we can do better. We put kids first and are developing targeted therapies that deliver to their needs. Day One was founded to address a critical unmet need: the dire lack of therapeutic development in pediatric cancer. The Company’s name was inspired by “The Day One Talk” that physicians have with patients and their families about an initial cancer diagnosis and treatment plan. Day One aims to re-envision cancer drug development and redefine what’s possible for all people living with cancer—regardless of age—starting from Day One.

Day One partners with leading clinical oncologists, families, and scientists to identify, acquire, and develop important emerging cancer treatments. The Company’s lead product candidate, tovorafenib, is an investigational, oral, brain-penetrant, highly-selective type II pan-RAF kinase inhibitor. The Company’s pipeline also includes pimasertib, an investigational, oral, highly-selective small molecule inhibitor of mitogen-activated protein kinases 1 and 2 (MEK-1/-2). Day One is based in Brisbane, California. For more information, please visit www.dayonebio.com or find the company on LinkedIn or Twitter.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: Day One’s plans to develop cancer therapies, the results of Day One’s VRK1 program and its collaboration with Sprint Bioscience, expectations from current clinical trials, the execution of the Phase 2 and Phase 3 clinical trials for tovorafenib as designed, any expectations about safety, efficacy, timing and ability to complete clinical trials, release data results and to obtain regulatory approvals for tovorafenib and other candidates in development, and the ability of tovorafenib to treat pLGG or related indications.

Statements including words such as “believe,” “plan,” “continue,” “expect,” “will,” “develop,” “signal,” “potential,” or “ongoing” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties that may cause Day One’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties in this press release and other risks set forth in our filings with the Securities and Exchange Commission, including Day One’s ability to develop, obtain regulatory approval for or commercialize any product candidate, Day One’s ability to protect intellectual property, the potential impact of global business or macroeconomic conditions, including as a result of inflation, rising interest rates, instability in the global banking system, and geopolitical conflicts and the sufficiency of Day One’s cash, cash equivalents and investments to fund its operations. These forward-looking statements speak only as of the date hereof and Day One specifically disclaims any obligation to update these forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

DAY ONE MEDIA

Laura Cooper, Head of Communications

media@dayonebio.com

DAY ONE INVESTORS

LifeSci Advisors, PJ Kelleher

pkelleher@lifesciadvisors.com

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